Exhibit 10.2

STOCK OPTION AGREEMENT

Dear Name:

Pursuant to the Childtime Learning Centers, Inc. 2003 Equity Compensation Plan (the “2003 Plan”): Childtime Learning Centers, Inc. (the “Corporation”), the Corporation hereby grants you an option (the “Option”) to purchase _____ shares of the Common Stock of the Corporation (collectively, the “Shares”) at $___ per share, upon the terms and conditions contained in this Agreement and in the 2003 Plan, a copy of which is attached hereto and made a part hereof. The date of this grant was ______ and the share price of $____ is equal to the closing price of the Corporation’s common stock on NASDAQ on that date.

1.	The Option is intended to be a Nonqualified Option, as defined in Paragraph 1(f) of the 2003 Plan.

2.	The Option may not be transferred by you other than by will or by the laws of descent and distribution and, during your lifetime, the Option is exercisable only by you.

3.	Subject to the other terms contained in this Agreement and in the 2003 Plan, you may exercised the Option in accordance with the following schedule:

a.	Prior to the first anniversary date of this Agreement, you may not purchase any of the Shares.

b.	Beginning on the first anniversary date of this Agreement, you may purchase up to 20% of the Shares.

c.	Beginning on the second anniversary date of this Agreement, you may purchase up to 40% of the Shares.

d.	Beginning on the third anniversary date of this Agreement, you may purchase up to 60% of the Shares.

e.	Beginning on the fourth anniversary date of this Agreement, you may purchase up to 80% of the Shares.

f.	Beginning on the fifth anniversary date of this Agreement, you may purchase up to 100% of the Shares.

4.

Subject to earlier termination of the Option pursuant to Paragraph 17 of the Plan, the Option will expire (to the extent not previously exercised) on the sixth anniversary of the date of this Agreement.

5.

Notwithstanding the foregoing, the Option may, upon the discretion of the Committee, be treated differently or may become immediately exercisable with respect to all the Shares upon occurrence of a “Change in Control” (as defined below). For purposes of this Agreement, a “Change in Control” of the Corporation will occur on the date that (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Jacobson Partners and its affiliates (collectively, “Jacobson Partners”), (A) acquires beneficial ownership, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then outstanding securities and (B) exercises that voting power to replace 50% of the directors who were serving on the Board of Directors of the Corporation prior to such acquisition or (ii) any person other than Jacobson Partners acquires all or substantially all of the assets of the Corporation (whether by purchase, merger or consolidation).

6.

The Option will be exercised by giving a written notice to the Treasurer of the Corporation. Such notice will specify the number of Shares to be purchased and will be accompanied by payment in full (by the means specified in paragraph 7 below) of the aggregate option price for the number of Shares purchased and by the representation required by Paragraph 21 of the 2003 Plan if the Shares to be issued upon exercise of the Option have not been registered under the Securities Act of 1993. Such exercise will be effective only upon actual receipt of such written notice, and no rights or privileges of a shareholder of the Corporation in respect of any of the Shares issuable upon exercise of any part of the Option will inure to you or any other person who is entitled to exercise the Option unless and until certificates representing such shares have been issued.

7.

The aggregate option price for the number of Shares to be purchased will be payable in cash or, with the consent of the Compensation Committee that administers the 2003 Plan, in Common Stock of the Corporation or such other means permitted pursuant to Paragraph 11 of the 2003 Plan.

8.

If your employment with the Corporation terminates for any reason, you will have three months following such termination to exercise the Option (or you or your estate will have one year following such termination if due to death or disability) with respect to those Shares which have become fully vested at the time of your termination.

9.

Nothing contained in this Agreement or in the 2003 Plan, nor any action taken by the Compensation Committee in connection with this Agreement, will confer upon you any right with respect to continuation of your employment by the Corporation or any subsidiary of the Corporation, nor interfere in any way with the right of the Corporation or any subsidiary to terminate your employment at any time.

10.

If, upon or as a result of your exercise of the Option, there will be payable by the Corporation any amount for income tax withholding, you will pay such amount to the Corporation to reimburse it for such income tax withholding. In its discretion, the Compensation Committee may permit satisfaction of an income tax withholding obligation by any other method permitted under Paragraph 23 of the Plan.

Very truly yours,

Childtime Learning Centers, Inc.

a Michigan corporation

By:

Its:

The above is agreed to and accepted:

By:

Name: